900 Main Campus Drive Suite 100 Raleigh, NC 27606 919-297-1100 (tel) 919-882-1438 (fax)

January 18, 2021

Chris Matton
[***]
Dear Chris:
I reluctantly accepted your prior resignation as General Counsel and Secretary of Bandwidth Inc. (“Bandwidth”), effective as of March 31, 2021. Thank you for your extraordinary service to Bandwidth as General Counsel and Secretary. Bandwidth would not have achieved what we have achieved together without your sage advice, energy, and leadership.
This letter, upon your signature, will be the agreement (the “Letter Agreement”) between you and Bandwidth Inc. on the terms of your transition from Bandwidth:
1.Your Last Date of Employment And Related Matters. Your last day of employment with the Company will be March 31, 2021 (the “Last Date of Employment”). Upon your Last Date of Employment, the Company will pay you for accrued, unused paid time off (vacation), less customary and applicable deductions, and no other forms of non-working paid time off benefits will be owed to you. You will work with Bandwidth and Bandwidth’s executive team to transition your duties to appropriate Bandwidth team members through and until March 31, 2021; any assistance that you may provide after your Last Date of Employment will be entirely voluntary and will not affect Bandwidth’s obligations to you pursuant to this Letter Agreement.
2.Payments to You.
Cash Payments. In consideration of your acceptance of this Letter Agreement, Bandwidth agrees to pay you an aggregate of $317,680.08, representing twelve (12) months of your base pay, payable on a semi-monthly basis in the amount of $13,236.67, less customary and applicable deductions, in accordance with Bandwidth’s customary payroll practices, commencing on the period immediately following the Last Date of Employment.
    In addition, Bandwidth will pay you an amount calculated to be equal to your anticipated 2020 bonus pursuant to Bandwidth’s 2020 “management by objective” (“MBO”) bonus plan, which will be an aggregate of $158,840.04. This amount will be paid to you on or before February 28, 2021, less customary and applicable deductions.
    In addition, Bandwidth will pay you an amount equal to twenty-five percent (25%) of your anticipated 2021 bonus pursuant to Bandwidth’s anticipated 2021 “management by

Chris Matton
January 18, 2021

objective” (“MBO”) bonus plan, which will be an aggregate of $39,710.01. This amount will be paid to you on or before March 31, 2021, less customary and applicable deductions.
    Healthcare Stipend.     Subject to the terms and conditions included herein, we will pay you a healthcare stipend in the amount of $1,975.00 per month to facilitate your purchase of healthcare coverage of your choice (including COBRA, as described below), payable on the last business day of each month. These payments will begin on the last day of the month after your Last Date of Employment and conclude on the earlier of: (1) the last day of the calendar month one (1) year after your Last Date of Employment; or (2) your eligibility for healthcare benefits through the coverage of a new employer. Bandwidth’s obligations to you pursuant to this paragraph will not exceed $23,700, however. You must elect COBRA in a timely fashion to obtain the continuation of existing health insurance benefits coverage under Bandwidth’s existing plan(s). You will be responsible for paying the COBRA benefits, if timely elected.
    Restricted Stock Units. The Restricted Stock Units (as defined in Bandwidth’s 2017 Incentive Award Plan) previously granted to you on or about February 21, 2018, will be fully vested in their entirety as of your Last Date of Employment. All other Restricted Stock Units previously granted to you will continue to vest through and until March 31, 2021; any Restricted Stock Units previously granted to you that would by their terms vest on or after April 1, 2021, will not vest and will be forfeited by their terms.
3.    Indemnification. The Indemnification and Advancement Agreement entered into as of November 2017 will survive your Last Date of Employment in accordance with its terms.
Bandwidth and I thank you for everything that you have meant to Bandwidth’s success. Neither Bandwidth nor I could have done it without you.
Sincerely,

/s/ David A. Morken
David A. Morken
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Chris Matton
Chris Matton